Exhibit 99.1

Overseas Shipholding Group Announces Board Changes

NEW YORK--(BUSINESS WIRE)—March 4, 2015—Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) (the “Company” or “OSG”) today announced that Mr. John Ray III has resigned from the Company’s Board of Directors, effective March 3, 2015.

Mr. Ray, the Managing Director of Greylock Partners, LLC, a restructuring advisory firm, formerly served as OSG’s Chief Restructuring Officer during its Chapter 11 bankruptcy proceeding. He also served as Chairman of the Board of Directors from August to December 2014, and provided significant transitional assistance and support to the Company during the period immediately after the emergence.

Announcing Mr. Ray’s resignation, Doug Wheat, Chairman of the Board of OSG, said: “John Ray, together with his team at Greylock Partners, worked tremendously hard to successfully guide OSG through the bankruptcy process while simultaneously preparing the Company for the next stage of its development. John’s tireless efforts on behalf of OSG have been truly appreciated, and on behalf of the Company and the entire board, I would like to thank him for his service and to wish him continued success as he moves on to his next challenge.”

The Company also announced that Captain Ian T. Blackley, OSG’s President and Chief Executive Officer, was appointed to the Company’s Board of Directors yesterday to fill the vacancy created by Mr. Ray’s resignation. Captain Blackley has been the Company’s President and Chief Executive Officer since January 2015. Since joining OSG in 1991, he has also held numerous operational and financial positions, including serving most recently as Executive Vice President and Chief Operating Officer, and as Senior Vice President and Chief Financial Officer from April 2013 to December 2014.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Source: Overseas Shipholding Group, Inc.

The Abernathy MacGregor Group
Chuck Burgess, 212-371-5999
CLB@abmac.com
or
OSG Corporate Communications, 212-578-1612